Exhibit 10.11

Dated _____ _____ 2006

AERCAP DUTCH AIRCRAFT LEASING I B.V.

as Borrower

CALYON
as Senior Arranger and Senior Agent

CALYON
as Collateral Trustee

CERTAIN FINANCIAL INSTITUTIONS
as Senior Lenders

SENIOR LOAN FACILITY AGREEMENT

with respect to a US$[•] Senior secured loan facility

i

ii

THIS AGREEMENT is dated [_____ _____] and made between:

(1)                                  AERCAP DUTCH AIRCRAFT LEASING I B.V. a company incorporated under the laws of The Netherlands and having its registered office at Evert van de Beekstraat 312, 1118 CX Schiphol, the Netherlands (Borrower);

(2)                                  CALYON, a societe anonyme organised under the laws of France (Senior Arranger) and in its capacity as senior agent (Senior Agent);

(3)                                  CALYON, in its capacity as collateral trustee (Collateral Trustee); and

(4)                                  THE FINANCIAL INSTITUTIONS listed in Schedule 2 as lenders (Original Lenders).

IT IS AGREED as follows:

1.             DEFINITIONS AND INTERPRETATION

Unless otherwise defined in this Agreement or the context otherwise requires, words and expressions used in this Agreement have the meanings and constructions ascribed to them in the Master Definitions Schedule set out in [Appendix A] of the deed or proceeds and priorities which is dated on or about the date of this Agreement and made between, inter alios, the parties hereto (as amended, varied and supplemented from time to time in accordance with its terms, the DPP).

2.             THE SENIOR FACILITY

The Senior Facility

2.1       (a)   Subject to the terms of this Agreement, the Senior Lenders make available to the Borrower a Dollar loan facility in an aggregate amount equal to the Total Commitments during the Availability Period.

(b)                                 The Senior Facility shall be utilised by way of up to 25 Senior Allocated Loans, one in respect of each Eligible Aircraft, as set out in Schedule 9;

The Availability Period

2.2           If, on 30 December 2006, one or more Eligible Aircraft remain to be financed hereunder, the Availability Period shall be extended to 28 February 2007 (the Extension) provided that:

(a)                                  on 30 December 2006 the Borrower draws any remaining undrawn amount under the Junior Loan Agreement and places such amount in a pre-funding account charged in favour of the Collateral Trustee; and

(b)                                 the Extension shall apply to a maximum of seven Eligible Aircraft only.

3.             PURPOSE

Purpose

3.1       (a)   The Borrower shall apply the full amount of each Senior Allocated Loan solely towards the financing of the Purchase Price or the refinancing of the Purchase Price in respect of the Eligible Aircraft to which the Senior Allocated Loan relates.

(b)                                 The Borrower shall not apply any amount borrowed of any Senior Allocated Loan towards the financing of the Purchase Price in respect of any Eligible Aircraft other than the Eligible Aircraft to which that Senior Allocated Loan relates or for any other purpose except the purpose referred to in clause 3.1(a).

Monitoring

3.2           No Senior Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.             CONDITIONS OF UTILISATION

Conditions Precedent

4.1           The Borrower shall not deliver any Utilisation Request unless all of the Conditions Precedent to Signing are satisfied on the date hereof in form and substance satisfactory to the Senior Agent or waived in writing by the Senior Agent. The Senior Agent shall notify the Borrower and the Senior Lenders promptly upon being so satisfied or if such Conditions Precedent to Signing are waived by the Senior Agent.

Further Conditions Precedent

4.2           Subject to clauses 4.1 and 4.3, the Senior Lenders will only be obliged to comply with clause 5.7 if on the date of the relevant Utilisation Request and on the proposed Utilisation Date:

(a)                                  no Relevant Event or Termination Event has occurred or is continuing or would result from the proposed Senior Allocated Loan; and

(b)                                 all representations made by the Borrower pursuant to the terms of this Agreement are true in all material respects.

Conditions Precedent to Aircraft Delivery

4.3           The Senior Lenders will further only be obliged to comply with clause 5.7 if on a Utilisation Date all of the Conditions Precedent to Aircraft Delivery are satisfied or waived in writing by the Senior Agent.

5.             UTILISATION

Delivery of a Utilisation Request

5.1           The Borrower may utilise a Senior Allocated Loan by delivering to the Senior Agent a duly completed Utilisation Request for such Senior Allocated Loan not later than 3 Business Days prior to the proposed Utilisation Date.

Completion of a Utilisation Request

5.2       (a)     Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                   if it is the first Utilisation Request, the proposed Utilisation Date falls prior to 30 September 2006;

(ii)                it identifies the Eligible Aircraft to which that Senior Allocated Loan relates;

(iii)             the proposed Utilisation Date is a Business Day within the Availability Period that corresponds to the Delivery Date of the Eligible Aircraft; and

(iv)            the currency and amount of the Senior Allocated Loan comply with clauses 5.3, 5.4, 5.5 and 5.6.

(b)                                 Only one Senior Allocated Loan may be requested in each Utilisation Request.

Currency and amount

5.3           The currency of each Senior Allocated Loan is Dollars.

5.4           The amount of any proposed Senior Allocated Loan must not be more than the lesser of (a) the Available Senior Facility Commitment and (b) the Notional Senior Allocated Loan Amount for the related Eligible Aircraft, as adjusted pursuant to the provisions of clause 5.5 and, if applicable, clause 5.6.

5.5           Upon receipt of a Utilisation Request, the Senior Agent shall adjust the Notional Senior Allocated Loan Amount for the related Eligible Aircraft so as to ensure that such Notional Senior Allocated Loan Amount is equal to the lesser of:

(a)                                  an amount equal to 90% of the Purchase Price for such Eligible Aircraft; and

(b)                                 an amount equal to the Notional Senior Allocated Loan Amount for such Eligible Aircraft multiplied by the percentage appearing in the column in the table set out in Schedule 10 to the Senior Loan Agreement for the month during which the Utilisation Date is to occur and which is opposite the period in column 1 of such table during which the Utilisation Date is to occur.

5.6       (a)    In respect of the final Eligible Aircraft to be financed under the Senior Facility, the Notional Senior Allocation Loan Amount for that Eligible Aircraft shall, following adjustment pursuant to clause 5.5, be further adjusted if any of the Assumptions would be incorrect as at the Utilisation Date in respect of any Eligible Aircraft.

(b)                                 Any adjustment contemplated in paragraph (a) above shall be made using [the sensitivity analysis agreed between the Senior Agent and the Borrower] [to be discussed]

The Senior Lenders’ participation

5.7           If the conditions set out in this Agreement have been met, each Senior Lender shall make its participation in each Senior Allocated Loan available by the Utilisation Date through its Facility Office.

5.8           The amount of each Senior Lender’s participation in each Senior Allocated Loan will be equal to the proportion borne by its Available Senior Commitment to the Available Senior Facility Commitment immediately prior to making that Senior Allocated Loan.

5.9           The Senior Agent shall notify each Senior Lender of the amount of each Senior Allocated Loan and the amount of its participation in that Senior Allocated Loan, in each case by the Specified Time.

Delay in drawdown

5.10         If, after delivery to the Senior Agent of a duly completed Utilisation Request in respect of a Senior Allocated Loan, the Borrower notifies the Senior Agent in writing that such Senior Allocated Loan will not be drawndown on the proposed Utilisation Date (a Delay in Drawdown) then:

(a)                                  the Borrower shall as soon as possible, but in any event no later than the proposed Utilisation Date, notify the Senior Agent of the date when the Senior Allocated loan will be drawndown, provided that such date shall not be more than 15 Business Days after the proposed Utilisation Date;

(b)                                 the Senior Agent shall, subject to receiving sufficient notice of the Delay in Drawdown as provided in clause (a) above, invest the amount of such Senior Allocated Loan in an interest bearing account for the period of the Delay in Drawdown as notified by the Borrower in paragraph (a) above; and

(c)                                  the Borrower shall pay all funding costs and Break Costs (less Break Gains) in relation to the delay in drawdown including without limitation interest and other expenses in respect of such delay.

5.11         If the provisions of clause 5.10 (a) and (c) are satisfied and the Delay in Drawdown is for a period no longer than 15 Business Days no further Utilisation Request shall be required in respect of the relevant Senior Allocated Loan.  If the Delay in Drawdown is for a period of longer than 15 Business Days the Senior Agent may require the Borrower to issue a further Utilisation Request in respect of the relevant Senior Allocated Loan.

5.12         Only one Delay in Drawdown shall be permitted in respect of each Senior Allocated Loan.

6.             REPAYMENT

Minimum Senior Principal Amount

6.1           The Borrower shall repay the Senior Loan by instalments payable on each Repayment Date.  The amount of each instalment shall be equal to the Minimum Senior Principal Amount calculated as follows for each Repayment Date:

X	=	The difference, if positive, between SL and FMSPT.
Where

X	=	Minimum Senior Principal Amount for the relevant Repayment Date;
SL	=	The outstanding principal amount of the Senior Loan immediately prior to the payment to be made on the relevant Repayment Date;
FMSPT	=	The aggregate of the Final Minimum Senior Principal Targets for all Financed Aircraft for the relevant Repayment Date.

6.2           To the extent of available funds and subject to the priority of payments set out in clause 6.1 or 6.2 (Application of Net Available Collections) as applicable, of the DPP, the Borrower will make additional principal payments under the Senior Loan in amounts equal to amounts applied pursuant to clause 6.1(l) or 6.2(h), as applicable, of the DPP.

Balloon Repayment

6.3           On the Maturity Date, the Borrower shall be obliged to repay in full the principal amount outstanding under the Senior Loan.

Calculation of Final Minimum Senior Principal Amounts

6.4       (a)            On the Closing Date and each Utilisation Date thereafter, the Senior Agent shall prepare a schedule comprising the Repayment Dates and the Final Minimum Senior Principal Amounts for each Financed Aircraft and for each Repayment Date.  Such schedule (a Final Minimum Senior Principal Schedule) shall be prepared by multiplying (i) each amount in the column relating to the Eligible Aircraft to be financed on the Closing Date or such Utilisation Date, as the case may be, in the Allocated Loans Table by (ii) the percentages appearing in the column, in the table set out in Schedule 10 to the Senior Loan Agreement, for the month during which the Closing Date or such Utilisation Date, as the case may be, occurs.

(b)                                 For the avoidance of doubt, once the Final Minimum Senior Principal Amounts have been calculated for a Financed Aircraft, such amounts shall not be recalculated when the Senior Agent prepares a new Final Minimum Senior Principal Schedule to take account of any Financed Aircraft in respect of which the Final Minimum Senior Principal Amount is subsequently calculated, unless clause 6.5 applies.

(c)                                  Upon preparation of a Final Minimum Senior Principal Schedule, the Senior Agent and the Borrower shall sign a Senior Loan Supplement (to which such Final Minimum Senior Principal Schedule shall be appended) and any previous Final Minimum Senior Principal Schedule shall be superceded by the Final Minimum Senior Principal Schedule appended to such Senior Loan Supplement.

6.5           If, in respect of the final Eligible Aircraft to be financed under the Senior Facility, any of the Assumptions prove to be incorrect as at the relevant Utilisation Date, then the Senior Agent shall prepare a new Final Minimum Senior Principal Schedule as contemplated in Clause 6.4, but the Final Minimum Senior Principal Amounts for each Financed Aircraft shall be adjusted using [the sensitivity analysis agreed between the Senior Agent and the Borrower] [to be discussed]

No Re-borrowing

6.6           The Borrower may not re-borrow any part of the Senior Loan which is repaid or prepaid.

Allocation of payments

6.7           Any payment of principal made by the Borrower pursuant to clauses 6.1, 6.2 or 6.3 shall be applied pro rata against the principal amount outstanding under each Senior Allocated Loan.

7.             PREPAYMENT AND CANCELLATION

Illegality affecting Senior Lender

7.1           If it becomes unlawful or contrary to any applicable law in any jurisdiction for a Senior Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Senior Loan or any Senior Allocated Loan:

(a)                                  that Senior Lender shall promptly notify the Senior Agent upon becoming aware of that event;

(b)                                 if, at that time, the relevant Senior Allocated Loan has not been made the Senior Commitment of that Senior Lender will be immediately cancelled; and

(c)                                  the Borrower shall repay that Senior Lender’s participation in the Senior Loan on the last day of the Interest Period occurring after the Senior Agent gives notice to the Borrower pursuant to paragraph (a).

Illegality affecting Borrower

7.2           If it becomes unlawful or contrary to any applicable law in any jurisdiction for the Borrower to perform any of its obligations under this Agreement or any Operative Document, or this Agreement or any Operative Document becomes wholly or partially invalid or unenforceable:

(a)                                  the Borrower shall notify the Senior Agent without delay upon becoming aware of that event or the Senior Agent shall without delay notify the Borrower and the Senior Lenders upon becoming aware of that event; and

(b)                                 the Borrower shall (subject to clause 15.1 (Mitigation) repay the Senior Loan in full within 5 Business Days of the giving of the notice pursuant to paragraph (a).

Mandatory Prepayment

7.3           If a Mandatory Prepayment Event occurs, then on the Repayment Date immediately following the date on which the Borrower receives any Applicable Proceeds, the Borrower shall prepay the full outstanding principal amount of the Allocated Senior Loan related to the Financed Aircraft in respect of which the Mandatory Prepayment Event has occurred.  All such Applicable Proceeds shall be applied by the Collateral Trustee in accordance with clause 9 the DPP.

7.4           To the extent that, following the occurrence of a Mandatory Prepayment Event and the application of the Applicable Proceeds in accordance with clause 7.3, the Senior Agent receives an amount (a Surplus Senior Loan Amount) pursuant to paragraph (e) of Clause 9 of the DPP, an amount of the Senior Loan equal to the Surplus Senior Loan Amount shall become immediately due and payable, whereupon the Senior Agent shall apply the Surplus Senior Loan Amount to repay the amount of the Senior Loan which has so become due and payable.

Sale of Aircraft Pursuant to a Put Agreement

7.5           If the Borrower sells a Financed Aircraft in accordance with the provisions of a Put Agreement, then on the Repayment Date which is the relevant Put Option Date, the Borrower shall repay the full outstanding principal amount of the Allocated Senior Loan related to the Financed Aircraft in respect of which the provisions of the relevant Put Agreement have been exercised.  All such Put Proceeds shall be applied by the Collateral Trustee in accordance with clause 10 of the DPP.

Voluntary prepayment of Senior Loan

7.6       (a)            Subject to clause 7.5(b), the Borrower may, if it gives the Senior Agent not less than five (5) Business Days’ prior notice (or such shorter period as the Senior Agent acting reasonably may agree), prepay on any Repayment Date the whole or any part of the Senior Loan (but, if in part, being an amount that reduces the Senior Loan by an integral multiple of US$[•]).

(b)                                 The Borrower shall repay in full the amount outstanding under the Liquidity Facility prior to the prepayment of any part of the Senior Loan pursuant to clause 7.5(a).

(c)                                  Any prepayment under clause 7.6(a) shall be applied pro rata against the principal amount outstanding under each Senior Allocated Loan.

Right of repayment and cancellation in relation to a single Senior Lender

7.7                                 (a) If:

(i)                   any sum payable to any Senior Lender by the Borrower is required to be increased under paragraph (c) of clause 12.1 (Tax gross-up); or

(ii)                any Senior Lender claims indemnification from the Borrower under clause  12.2 (Tax indemnity) or clause 13 (Increased costs);

the Borrower may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues give the Senior Agent notice of cancellation of the Commitment of that Senior Lender and its intention to procure the prepayment of that Senior Lender’s participation in the Senior Loan.

(b)                                 On receipt of a notice referred to in paragraph (a), the Commitment of that Senior Lender shall immediately be reduced to zero.

(c)                                  On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Senior Lender’s participation in the Senior Loan.

Restrictions

7.8                                 (a)           Any notice of cancellation or prepayment given by the Borrower under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                                 Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid, any Break Costs (and less Break Gains, if any), and, if applicable, any Prepayment Fee payable pursuant to clause 10.2.

(c)                                  The Borrower may not reborrow any part of the Senior Facility which is prepaid.

(d)                                 The Borrower shall not repay or prepay all or any part of the Senior Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                                  No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                                    If the Senior Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Senior Lender, as appropriate.

Special Repayments

7.9           If after the Delivery Date in respect of a Financed Aircraft, the Borrower receives any Special Proceeds in respect of that Financed Aircraft, the Borrower shall on the Repayment Date immediately following the date on which the Borrower receives any Special Proceeds, pay to the Collections Account for allocation by the Collateral Trustee pursuant to clause 9.2 (Application of Special Proceeds) of the DPP a sum calculated as the product of:

(a)                                  the ratio between the Allocated Senior Loan in respect of the Financed Aircraft and the Purchase Price in respect of that Financed Aircraft; multiplied by

(b)                                 the amount of Special Proceeds received.

7.10         If the Borrower has not purchased all of the Eligible Aircraft by the end of the Availability Period1, the Borrower shall on the expiry of the Availability Period pay to the Collections Account for allocation by the Collateral Trustee pursuant to clause 9.2 (Application of Special Proceeds) of the DPP a sum calculated as follows:

1                                            Note that there is no need to refer to the extension period here as it is incorporated into the definition of the Availability Period, if applicable.

(i)                           10 per cent., if the weighted average age of the Financed Aircraft acquired by the Borrower as at the expiry of the Availability Period is less than or equal to 13 years; or

(ii)                        if the weighted average age of the Financed Aircraft acquired by the Borrower as at the expiry of the Availability Period exceeds 13 years, the lower of:

(A)                              10 per cent., plus 1 per cent. for each incremental month of age over 13 years of the weighted average age of the Financed Aircraft acquired by the Borrower as at the expiry of the Availability Period;  and

(B)                                25 per cent.

in each case, of the aggregate Notional Allocated Senior Loan Amount in respect of each Eligible Aircraft which has not been purchased by the Borrower during the Availability Period.

Application of Special Repayments

7.11         Any payment made by the Borrower pursuant to clause 7.9 or 7.10 shall be applied pro rata against the principal amount outstanding under each Senior Allocated Loan.

8.             INTEREST

Calculation of interest

8.1           The rate of interest on the Senior Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                  Senior Margin; and

(b)                                 LIBOR;

calculated on the basis of a year of 360 days and the actual number of days elapsed in each Interest Period.

Payment of interest

8.2           The Borrower shall pay accrued interest on the Senior Loan on each Repayment Date.

Default interest

8.3           If the Borrower fails to pay any amount payable by it under an Operative Document on its due date interest at the Senior Default Rate shall accrue on the overdue amount from the due date until the date of actual payment (both before and after judgment).

8.4           Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

Notification of rates of interest

8.5           The Senior Agent shall promptly notify the Senior Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.             INTEREST PERIODS

9.1           The first Interest Period for a Senior Allocated Loan shall start on its Utilisation Date and end on the immediately succeeding Repayment Date.  Each subsequent Interest Period shall start on the last day of its preceding Interest Period and end on the immediately succeeding Repayment Date.

9.2           An Interest Period shall not extend beyond the Maturity Date.

10.          FEES

Commitment Fee

10.1        (a)  The Borrower shall pay to the Senior Agent (for the account of the Senior Lenders each in the proportion which its unutilised Commitment bears to the unutilised Total Commitments) a fee in Dollars computed at the rate of 0.375% per annum on an amount equal to the daily average unutilised Total Commitments calculated with reference to the period from and including the date of this Agreement to the Utilisation Date in respect of the last Eligible Aircraft to be financed herewith.

(b)                                 The accrued commitment fee is payable on each Repayment Date in the Availability Period and, if the unutilised Senior Facility is cancelled in full, on the date the cancellation is effective.

Prepayment Fee

10.2         If the Borrower prepays any amount of the Senior Loan in accordance with clause 7.6 the Borrower shall pay to the Senior Agent (for the account of the Senior Lenders each in the proportion which its unutilised Commitment bears to the unutilised Total Commitments) a fee in Dollars computed at the rate of:

(a)                                  0.5 per cent. (if the Prepayment Date occurs prior to the first anniversary of the Closing Date); or

(b)                                 0.25 per cent. (if the Prepayment Date occurs on or after the first anniversary of the first Closing Date and prior to the second anniversary of the Closing Date),

in each case, of the amount so prepaid.

10.3         No prepayment fee shall be payable in respect of:

(a)                                  any amount prepaid in accordance with clause 7.5 after the second anniversary of the Closing Date; or

(b)                                 the sale of any Financed Aircraft in accordance with the terms of this Agreement and the DPP.

Agency Fee

10.4         The Borrower shall pay to the Senior Agent (for its own account) certain fees calculated pursuant to the Agency and Collateral Trustee Fee Letter at the times, in the amounts and in the manner set out in the Agency and Collateral Trustee Fee Letter.

Arrangement Fee

10.5         The Borrower shall pay to the Senior Arranger on the Closing Date an arrangement fee as calculated in accordance with the Arrangement Fee Letter.

11.          DETERMINATION OF LIBOR, CHANGES TO THE CALCULATION OF INTEREST, BREAK COSTS  AND BREAK GAINS

Absence of quotations

11.1         Subject to clause 11.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

Market disruption

11.2        (a)    If a Market Disruption Event occurs in relation to the Senior Loan for any Interest Period, then the rate of interest on each Senior Lender’s share of the Senior Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)                           the Senior Margin; and

(ii)                        the rate notified to the Senior Agent by that Senior Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Senior Lender of funding its participation in the Senior Loan from whatever source it may reasonably select.

(b)                                 In this Agreement Market Disruption Event means:

(i)                           at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Senior Agent to determine LIBOR for the relevant currency and Interest Period; or

(ii)                        before close of business in London on the Quotation Day for the relevant Interest Period, the Senior Agent receives notifications from a Senior Lender or Senior Lenders (whose aggregate participations in the Senior Loan exceed [•] per cent of the Senior Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

Alternative basis of interest or funding

11.3        (a)    If a Market Disruption Event occurs and the Senior Agent or the Borrower so requires, the Senior Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                                         Any alternative basis agreed pursuant to paragraph (a) shall, with the prior consent of all the Senior Lenders and the Borrower, be binding on all Parties.2

2                                                    Note that the Borrower has the right to prepay at any time so there is no need to expressly specify that there is a right to repay early in this case.

Break Costs and Break Gains

11.4         The Borrower shall, within 3 Business Days of demand by a Senior Finance Party, pay to that Senior Finance Party its Break Costs attributable to all or any part of the Senior Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Senior Loan or Unpaid Sum (including, without limitation, as a result of any indemnity payment).

11.5         The Senior Agent shall, within 3 Business Days of demand by the Borrower, pay to the Collateral Trustee any Break Gains attributable to all or any part of the Senior Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Senior Loan or Unpaid Sum.  All such Break Gains shall be applied by the Collateral Trustee in accordance with the DPP.

11.6         Each Senior Lender shall, as soon as reasonably practicable after a demand by the Senior Agent, provide a certificate confirming the amount of its Break Costs or any Break Gains for any Interest Period in which they accrue.

12.          TAX GROSS UP AND INDEMNITIES

Tax gross-up

12.1        (a)  The Borrower shall make all payments to be made by it, and shall procure that all payments made on its behalf are made, without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                 The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Senior Agent accordingly. Similarly, a Senior Lender shall notify the Senior Agent on becoming so aware in respect of a payment payable to that Senior Lender. If the Senior Agent receives such notification from a Senior Lender it shall notify the Borrower.

(c)                                  If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from it shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 The Borrower shall not be required to make an increased payment to a Senior Lender under sub-clause (b) above for a Tax Deduction in respect of tax imposed by the Netherlands from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)                           the relevant Senior Lender is a Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to the Senior Lender without the Tax Deduction had that Senior Lender complied with its obligations under sub-clause (iii) below.

(ii)                        If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(iii)                     Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Senior Agent for the Senior Finance Party entitled to the payment evidence reasonably satisfactory to that Senior Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(iv)                    A Treaty Lender and the Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

Tax indemnity

12.2        (a)   The Borrower shall (within 3 Business Days of demand by the Senior Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of an Operative Document.

(b)                                 Sub-clause (a) above shall not apply:

(i)                   with respect to any Tax assessed on a Protected Party:

(A)                              under the law of the jurisdiction in which that Protected Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Protected Party is treated as resident for tax purposes; or

(B)                                under the law of the jurisdiction in which that Protected Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

(ii)                if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Protected Party Party; or

(iii)             to the extent a loss, liability or cost:

(A)                              is compensated for by an increased payment under clause 12.1; or

(B)                                would have been compensated for by an increased payment under clause 12.1 but was not so compensated solely because the exclusions in clause 12.1 (d) applied.

(c)                                  A Protected Party making, or intending to make a claim under paragraph 12.2 above shall promptly notify the Senior Agent of the event which will give, or has given, rise to the claim, following which the Senior Agent shall notify the Borrower.

(d)                                 A Protected Party shall, on receiving a payment from the Borrower under this clause 12, notify the Senior Agent.

Tax Credit

12.3         If the Borrower makes a Tax Payment and the relevant Senior Finance Party determines that:

(a)                                  a Tax Credit is attributable either to an increased payment of which that Tax Payment forms a part, or to that Tax Payment; and

(b)                                 that Senior Finance Party has obtained, utilised and retained that Tax Credit,

the Senior Finance Party shall pay an amount to the Borrower which that Senior Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower and the circumstances giving rise to it had not arisen.

Stamp taxes

12.4         The Borrower shall pay and, within 3 Business Days of demand, indemnify each Senior Finance Party against any cost, loss or liability that Senior Finance Party incurs in relation to all stamp duty, registration, transfer and other documentary and other similar Taxes payable in respect of any Operative Document.

Value added tax

12.5         All consideration expressed to be payable under an Operative Document by any party to such document shall be deemed to be exclusive of any VAT.  If VAT is chargeable on any supply made by any Senior Finance Party to the Borrower in connection with an Operative Document, the Borrower shall pay to the Senior Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

12.6         Where an Operative Document requires the Borrower to reimburse a Senior Finance Party for any costs or expenses, the Borrower shall also at the same time pay and indemnify the Senior Finance Party against all VAT incurred by the Senior Finance Party in respect of the costs or expenses to the extent that the Senior Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

13.          INCREASED COSTS

Increased costs

13.1        (a)  Subject to clause 13.3 the Borrower shall, within 5 Business Days of a demand by the Senior Agent, pay for the account of a Senior Finance Party the amount of any Increased Costs incurred by that Senior Finance Party or any of its affiliates as a result of:

(i)                   the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)                compliance with any law or regulation,

in each case made, exacted or imposed after the date of this Agreement.

(b)                                 In this Agreement Increased Costs means:

(i)                   a reduction in the rate of return from the Facility or on a Senior Finance Party’s (or its affiliate’s) overall capital;

(ii)                an additional or increased cost; or

(iii)             a reduction of any amount due and payable under any Operative Document,

which is incurred or suffered by a Senior Finance Party or any of its affiliates to the extent that it is attributable to that Senior Finance Party having entered into its Commitment or funding or performing its obligations under any Operative Document.

Increased cost claims

13.2        (a)  A Senior Finance Party intending to make a claim pursuant to clause 13.1 shall notify the Senior Agent of the event giving rise to the claim, following which the Senior Agent shall promptly notify the Borrower.

(b)                                 Each Senior Finance Party shall, as soon as practicable after a demand by the Senior Agent, provide a certificate confirming the amount of its Increased Costs.

Exceptions

13.3   (a)   Clause 13.1 does not apply to the extent any Increased Cost is:

(i)                   attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)                compensated for by clause 12.2 (or would have been compensated for under clause 12.2 but was not so compensated solely because any of the exclusions in sub-clause (b) of that clause applied);

(iii)             incurred by a Senior Finance Party or any of its Affiliates as a result of complying with any applicable law or regulation after the date hereof in connection with the implementation of any provision of the Basel II Capital Accord; or

(iv)            attributable to the wilful breach by the relevant Senior Finance Party or its Affiliates of any law or regulation.

(b)                                 In this clause 13, a reference to a Tax Deduction has the same meaning given to the term in clause 12.

14.          OTHER INDEMNITIES

Operational indemnity

14.1         The Borrower agrees to defend, indemnify and hold harmless each of the Senior Finance Parties on demand from and against any and all Losses (regardless of when the same are made or incurred):

(a)                                  which may at any time be suffered or incurred directly or indirectly as a result of or connected with the possession, delivery, performance, transportation, replacement, exchange, removal, pooling, interchange, sub-leasing, wet leasing, chartering, importation, exportation, storage, presence, management, ownership, registration, control, maintenance, condition, service, repair, overhaul, leasing, use, operation or redelivery of any Financed Aircraft (or any part thereof) (either in the air or on the ground) whether or not such Losses may be attributable to any defect in any Financed Aircraft (or any part thereof) or to its design, testing or use or otherwise, and regardless of when the same arises or whether it arises out of or is attributable to any act or omission, negligent or otherwise, of any Senior Finance Party;

(b)                                 which arise out of any act or omission which invalidates or which renders voidable any of the insurances in relation to any Financed Aircraft;

(c)                                  which arise in relation to preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of any Financed Aircraft (or any part thereof), or in securing its release; or

(d)                                 which may at any time be suffered or incurred as a consequence of any design, article or material in any Financed Aircraft (or any part thereof) or its operation or use constituting an infringement of patent, copyright, trademark, design or other proprietary right or a breach of any obligation of confidentiality owed to any person in respect of any of the matters referred to in this clause 14.1(d).

but excluding any Loss in relation to a particular Senior Finance Party to the extent that such Loss:

(e)                                  arises solely as a result of the gross negligence or wilful misconduct of such Senior Finance Party; or

(f)                                    constitutes the ordinary and usual operating and overhead expenses of such Senior Finance Party (but excluding any such Loss which is suffered or incurred as a result of or following the occurrence of a Senior Event of Default); or

(g)                                 has been recovered and retained by such indemnitee pursuant to another indemnity provision of this Agreement;

(h)                                 would not have been incurred or suffered, or otherwise would not have arisen, but for any breach by that indemnitee of any of its express representations, warranties or obligations under any Operative Document, or had not failed in the observance and performance of its express obligations under any Operative Document (but excluding any breach in consequence of a failure by any Obligor to perform any of its obligations thereunder);

(i)                                     relates to any loss of anticipated profit or return (including loss of Senior Margin); or

(j)                                     arises as a result of the existence of any Security Interest created by or through that indemnitee.

For purposes of the foregoing provision, gross negligence means, in relation to a Senior Finance Party, any intentional or conscious action or decision of such Senior Finance Party which is taken with reckless disregard for the consequences of such action or decision.

The indemnities contained in this clause 14.1 will continue in full force after the end of the Security Period.

Currency indemnity

14.2        (a)  The Borrower shall, as an independent obligation, within 5 Business Days of demand, indemnify each Senior Finance Party against any cost, loss or liability which that Senior Finance Party incurs as a consequence of:

(i)                   that Senior Finance Party receiving an amount in respect of the Borrower’s liability under the Operative Documents; or

(ii)                that liability being converted into a claim, order, judgment or award,

in a currency (the new currency) other than the currency in which the amount is expressed to be payable under the relevant Operative Document, including any cost, loss or liability arising from any difference between exchange rates used to convert that liability to the new currency and exchange rates available to the Senior Finance Party when it receives an amount in respect of that liability.

(b)                                 Unless otherwise required by law, the Borrower waives any right it may have in any jurisdiction to pay any amount under the Operative Documents in a currency or currency unit other than that in which it is expressed to be payable.

Other indemnities

14.3        (a)   The Borrower shall within 5 Business Days of demand, indemnify each Senior Finance Party and the Senior Agent against any cost, loss or liability (including, without limitation, Break Costs) incurred by that Senior Finance Party as a result of:

(i)                   the occurrence of any Senior Event of Default;

(ii)                funding, or making arrangements to fund, its participation in a Senior Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Senior Lender alone); or

(iii)             the Senior Loan (or any Allocated Senior Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

Indemnity to the Senior Agent

14.4         The Borrower shall promptly indemnify the Senior Agent on demand against any cost, loss or liability incurred by the Senior Agent (acting reasonably) as a result of:

(a)                                  the execution or exercise or bona fide purported execution or exercise of the rights, powers, authorities and duties created or conferred by or pursuant to the Operative Documents or in respect of any action taken or omitted by the Security Agent under the Operative Documents, in each case, in a manner consistent with the rights and interests of the Finance Parties under the Operative Documents, including (without limitation) as a result of investigating any event which it reasonably believes is a Senior Default; or

(b)                                 acting or relying on any notice, request or instruction from an Obligor which it reasonably believes to be genuine, correct and appropriately authorised.3

3                                            Note that these clauses mirror the wording at page 93, paragraph (b), definition of “Expenses” in the German facility.

15.          MITIGATION BY THE SENIOR LENDERS

Mitigation

15.1        (a)  If the Borrower becomes obliged to make any payment or increased payment, or any cancellation occurs under any of clauses 7.1 (Illegality affecting Senior Lender), 7.2 (Illegallity affecting Borrower), 7.3 (Mandatory Prepayment), 12.2 (Tax Gross-up), 12.3 (Tax Indemnity), 12.5 (Stamp taxes), 12.6 (Value Added Tax),  or 12 (Increased Costs) then, without in any way limiting, reducing or otherwise qualifying the rights and obligations of the Finance Parties under any provision of the Operative Documents, upon receipt of notice from the Borrower to the effect that such payment or increased payment is required to be made or such cancellation will occur, each Senior Finance Party shall, for a period of [10] Business Days, in consultation with the Borrower, take all reasonable steps to mitigate such circumstances which may arise and which would result in any amount becoming so payable or so cancelled, including (but not limited to) transferring its rights and obligations under the Operative Documents to another Affiliate or Facility Office.

(b)                                 Paragraph 15.1 above shall only apply to the extent that:

(i)                   such action or delay is not prohibited by law;

(ii)                no Senior Default has occurred and is continuing;

(iii)             all amounts due and payable pursuant to the Operative Documents have been paid by the Borrower;

(iv)            such action or delay does not and would not be reasonably expected to result in the rights and interests of the Senior Finance Parties being materially adversely affected in any way; and

(v)               such action or delay does not in any way limit the obligations of any Obligor under the Operative Documents.

Limitation of liability

15.2         The Borrower shall indemnify each Senior Finance Party for all costs and expenses reasonably incurred by that Senior Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

15.3         A Senior Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Senior Finance Party (acting reasonably), to do so might be prejudicial to it.

No double-counting

15.4         No Senior Finance Party shall be entitled, pursuant to the terms of the Agreement or any other Operative Document to recover by way of indemnity any Loss, Tax or expense to the extent that payment in respect of such Loss, Tax or expense has already been received in full and retained without qualification pursuant to any other provision of any Operative Document (including, without limitation, pursuant to any insurance payment pursuant to the Insurances).

16.          COSTS AND EXPENSES

Transaction Expenses

16.1         The Borrower shall, promptly after written demand, pay the Senior Agent and the Senior Arranger the amount of all reasonable costs and expenses (including legal and insurance advisory fees) properly incurred by any of them in connection with the negotiation, preparation, printing and execution of:

(a)                                  this Agreement and any other documents referred to in this Agreement; and

(b)                                 any other Operative Documents executed after the date of this Agreement.

Amendment costs

16.2         If:

(a)                                  an Obligor requests an amendment, waiver or consent;

(b)                                 any Financed Aircraft is sold (whether pursuant to a Put Agreement or otherwise in accordance with the Operative Documents); or

(c)                                  any amendment is made to any Lease, whether by way of change of lessee or otherwise;

(d)                                 an amendment is required pursuant to clause 23.8 (Change of currency),

the Borrower shall, within 5 Business Days of written demand, reimburse the Senior Agent for the amount of all reasonable costs and expenses (including legal fees) properly incurred by the Senior Agent in responding to, evaluating, negotiating or complying with that request or requirement.

Enforcement costs

16.3         The Borrower shall, within 5 Business Days of written demand, pay to each Senior Finance Party the amount of all costs and expenses (including legal fees) incurred by that Senior Finance Party in connection with the enforcement of, or in contemplation of or in connection with the enforcement or preservation of any rights under, any Operative Document.

17.          REPRESENTATIONS AND WARRANTIES

17.1         The Borrower makes the representations and warranties set out in Schedule 7 to each Senior Finance Party at the times specified in Schedule 7 by reference to the facts and circumstances then existing.

17.2         Each Senior Lender represents and warrants, on the date of this Agreement or (in respect of a New Senior Lender) on the date it becomes a Senior Lender in accordance with Clause [20] (Changes to the Senior Lenders) (but only to the extent that it is a requirement at that time that a Senior Lender be a PMP and the Borrower at that time is a Dutch Borrower), to the other Finance Parties and the Borrower that it is a PMP.

18.          BORROWER UNDERTAKINGS

Borrower’s Business

18.1         The Borrower shall (i) not suspend or cease or threaten to suspend or cease to carry on all or a substantial part of its business, (ii) not make any substantial change in the nature of the business in which it is engaged, and (iii) preserve its corporate existence (other than in connection with a solvent reconstruction, the terms of which have been approved by the Senior Lender, such approval not to be unreasonably withheld).

Disposal of Assets

18.2         Save as permitted pursuant to clause [•] of the DPP and the Put Agreement, the Borrower shall not, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer or otherwise dispose of all or a substantial part of its property or assets, or consolidate or merge with any other person (whether by one or a series of transactions, related or not) other than, with the prior written consent of the Senior Agent, pursuant to a solvent reconstruction.

Special Purpose Undertakings

18.3         The Borrower acknowledges to the Senior Finance Parties that it and each of the other Borrower Parties has been originated for the sole purpose of acting as a vehicle for the financing of the Financed Aircraft and the transaction contemplated by the Operative Documents. The Borrower undertakes to the Senior Financing Parties on its own behalf and on behalf of each of the Borrower Parties that at all times throughout the Security Period:

(a)                                  No Other Activities:  neither it nor any of the Borrower Parties shall undertake any trading or business activities other than the leasing of the Financed Aircraft and directly related activities, the entry by the Borrower Parties into the Borrower Documents and the performance of obligations or actions contemplated or permitted by the Borrower Documents and all maters directly incidental thereto;

(b)                                 No Other Contracts:  except as expressly permitted by this Agreement, neither it nor any other Borrower Party shall enter into any agreement, instrument or arrangement (whether or not recorded in writing) with any person or otherwise create or incur any liability to any person, other than (i) pursuant to and as permitted by the Operative Documents (including, without limitation the creation of any owner trust structure as expressly contemplated therein) and (ii) such contracts, agreements or liabilities with respect to Taxes, ordinary operating costs and expenses, legal fees and disbursements and overhead expenses as have arisen or may arise in the ordinary course of carrying on its business as referred to in paragraph (a);

(c)                                  No Acquisition of Other Assets:  (other than any Eligible Aircraft financed pursuant to the Operative Documents) neither it nor any other Borrower Party shall take on lease, purchase or otherwise acquire, or agree to do so, any asset from any person; and

(d)                                 Loans/Guarantees:  neither it nor any Borrower Party shall make any loans, grant any credit or give any guarantee or indemnity (except as required hereby) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person, except as may be required pursuant to the terms of the Operative Documents or in respect of its activities as lessor in accordance with the express provisions of the Core Lease Provisions;

(e)                                  Issue of Shares and payment of Dividends:  neither it nor any Borrower Party shall issue any further shares or alter any rights attaching to its issued shares in existence at the date hereof or pay any dividends in respect of any shares;

(f)                                    Notice of bankruptcy and insolvency proceedings: it and each other Borrower Party shall, immediately upon becoming aware of the occurrence of any Insolvency Event in relation to any Borrower Party or any other AerCap Entity, provide written notice of such occurrence to the Senior Finance Parties; and

(g)                                 No Employees:  neither it nor any other Borrower Party shall enter into any contract for service or contract of employment with any contractor, officers, secondees, servants, agents or employees.

Negative Pledge

18.4         The Borrower shall not create or permit to subsist any Security Interest over any of its assets other than the Security Interest created pursuant to the Security Documents.4

4        Simmons & Simmons to provide amended draft wording.

Preservation of security

18.5         Save as permitted pursuant to the Operative Documents, the Borrower shall not sell or otherwise dispose of any of its assets or do anything or take any action or knowingly omit to take any action which has or may have the effect of prejudicing the first priority rights granted to the Collateral Trustee under the Operative Documents against a liquidator, receiver, administrator or similar officer or official to all rights, moneys and properties expressed to be mortgaged, assigned, charged or pledged to Collateral Trustee by the Borrower pursuant to the Security Documents.

Duration

18.6         The Borrower shall perform and comply with its undertakings and covenants in the Operative Documents at all times during the Security Period. All such undertakings and covenants shall, except where expressly otherwise stated, be performed at the expense of the Borrower.

Delegation

18.7         The Borrower shall remain liable for all of its obligations and liabilities under the Operative Documents notwithstanding any delegation by the Borrower to another person of any such obligations or liabilities or any reliance by the Borrower on another person to perform or discharge any such obligations or liabilities, whether or not such sub-delegation or reliance is permitted or contemplated by any Operative Document (provided that to the extent any such obligation or liability is actually performed or discharged by such other person on the Borrower’s behalf, such performance or discharge shall constitute performance or discharge of the corresponding obligation or liability of the Borrower).

Hedging Policy

18.8         On the Closing Date, the Borrower will enter into the Initial Swap pursuant to the Hedging Policy and the expected schedule of Delivery Dates.  On the expiry of the Availability Period, if not all of the Eligible Aircraft have been financed under the Facility or if the Delivery Date in respect of any Financed Aircraft takes place on a date which is not the estimated Delivery Date for such Financed Aircraft, then the Borrower shall adjust the hedging arrangements to reflect the final amounts of the Loan and the Junior Loan and shall ensure that the adjusted hedging arrangements are based on the fixed rates of interest under the leases applicable on the Delivery Date, as if such adjusted hedging arrangements had been entered into on the Delivery Date and any Break Costs or premium payable by the Borrower in respect of such adjustments to the hedging arrangements shall be paid by the Subordinated Note Holder.5

5        AerCap to provide amended wording.

18.9         In addition to the Initial Swap, the Borrower shall from time to time enter into subsequent interest rate hedging in relation to any re-leased Financed Aircraft, with the Swap Provider or one or more financial institutions reasonably acceptable to the Senior Agent, pursuant to the Hedging Policy.

Reporting

18.10       At six-monthly intervals starting on the day which falls six months after the Closing Date, the Borrower shall provide the Senior Agent with:

(a)           a Subsequent Half-Life Appraised Value; and

(b)           an Adjusted Subsequent Appraised Value,

of the Financed Aircraft.

18.11       The Borrower will provide the Senior Agent with Quarterly Management Reports within 60 days after the end of each fiscal quarter and within 90 days after the end of its financial year.

Off-Lease Equipment

18.12       The Borrower shall maintain, store and insure any Financed Aircraft that comes off-lease in accordance with the terms of the Servicing Agreement.

Re-leasing

18.13       The Borrower shall ensure that any Lease Agreement or Novation Agreement entered into in respect of any Financed Aircraft will at all times incorporate and be subject to the Core Lease Provisions.

Prohibited Countries

18.14       The Borrower shall not permit any Financed Aircraft to be leased in any Prohibited Country.

Compliance with WTK

18.15       To the extent that the Borrower qualifies as a credit institution (kredietinstelling) under the WTK, the Borrower shall comply with the applicable provisions of the WTK and any implementing regulation, including the Exemption Regulation.

Notice of breach of obligation

18.16       The Borrower shall without delay notify the Senior Agent in writing if it becomes aware that any Senior Event of Default has occurred and is continuing.

19.          SENIOR EVENTS OF DEFAULT

Senior Events of Default

19.1         Each of the following events will constitute a Senior Event of Default and a repudiatory breach of this Agreement by the Borrower:

(a)                                  Non-payment:

(i)                   The Borrower fails to make:

(A)                              payment of the Minimum Senior Principal Amount or Interest payable in respect of the Senior Loan; or

(B)                                any other payment due to the Senior Lenders under this Agreement or any other Operative Document to the extent that the Borrower has received funds sufficient to make such payment, within 5 Business Days after the due date therefore or in the case of a payment payable on demand, within 5 Business Days of the date of demand; or

(ii)                The Borrower fails to make on the Maturity Date:

(A)                              the repayment due in respect of the Senior Loan, the Junior Loan or the Liquidity Facility;

(B)                                payment of accrued Commitment Fees or interest due on that date on the Senior Loan and the Junior Loan; or

(C)                                any other payment due to the Senior Lenders under the Operative Documents;

(b)                                 Breach:  the Borrower fails to comply in any material respect with any obligation under this Agreement or any other Operative Document (other than a payment obligation and the obligations mentioned in all other paragraphs of this clause 19.1) and if such failure is capable of remedy, the Borrower has not remedied that failure within 15 days from the earlier of written notice from the Senior Agent requiring such remedy and 15 days from the date the Borrower becomes aware of the relevant breach; or

(c)                                  Representation:  any representation or warranty made (or deemed to be repeated) by the Borrower in or pursuant to this Agreement, any other Operative Document, or in any document or certificate or statement is or proves to have been incorrect in any material respect when made and, if such representation or warranty can be corrected such correction is not made within thirty (30) days of notice of same; or6

(d)                                 Approvals:  any consent, authorisation, licence, certificate or approval of or registration with or declaration to any Government Entity required in connection with this Agreement or any other Operative Document which is material to the ability of the Borrower to perform its obligations under the Operative Documents, including, without limitation any authorisation required by the Borrower to authorise, or required in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or any other Operative Document or the performance by the Borrower of its obligations under this Agreement or any other Operative Document is modified in a manner unacceptable to the Senior Agent (acting reasonably) or is withheld, or is revoked, suspended, cancelled, withdrawn, terminated or not renewed, or otherwise ceases to be in full force (other than where such modification, revocation, suspension, cancellation, termination or withdrawal is in respect of a change in law); or

(e)                                  Insolvency:7

(i)        the Borrower is, or is deemed for the purposes of any relevant law to be, unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due; or

(ii)                the Borrower suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(f)                                    Liquidation and Similar Proceedings:8

6        Note that this level of materiality is consistent with the GLL documentation.

7        To be reviewed by counsel in Borrower’s jurisdiction.

8        To be reviewed by counsel in Borrower's jurisdiction.

(i)                   a meeting of the shareholders or directors of the Borrower is convened to consider a resolution to present an application for an administration order or to appoint an administrator (whether out of court or otherwise) or any such resolution is passed; or

(ii)                any step (including filing of a petition or affidavit, giving of notice, petition proposal or convening a meeting) is taken by the Borrower with a view to a composition, assignment or arrangement with any creditors of, or the rehabilitation, administration (whether out of court or otherwise) custodianship, liquidation, protection from creditors or dissolution of, the Borrower or any other insolvency proceedings involving the Borrower; or

(iii)             any order is made or resolution passed for any such composition, assignment, arrangement, rehabilitation, administration (whether out of court or otherwise) custodianship, liquidation, dissolution or insolvency proceedings, or the Borrower becomes subject to or enters into any of the foregoing; or

(iv)            any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, examiner or similar officer (in each case, whether out of court of otherwise) is appointed in respect of the Borrower, any of their directors or any of their respective assets; or

(v)               [any step referred to in sub-clause 19.1(f)(ii) are taken by any person other than the Borrower, provided that no Senior Event of Default shall arise pursuant to this sub-clause 19.1(f)(v) if (A) the proceedings are vexatious and without merit or relate to a disputed sum; (B) the relevant Obligor is otherwise solvent; (C) the Senior Agent is satisfied (acting reasonably) that the Borrower is diligently seeking to discharge such petition; (D) the step does not affect the Senior Agent Security Interests which secured the relevant Obligor’s obligations under the Operative Documents, and (E) the action is remedied within 7 days of taking such step; or]9

(g)                                 Receiver:10

(i)                   an administrative or other receiver or manager or other insolvency officer (in each case, whether out of court or otherwise) is appointed in respect of the Borrower or any part of its assets; or

(ii)                the Borrower requests any person to appoint such a receiver or manager (whether out of court or otherwise); or

(h)                                 Execution and Enforcement:11

9               Pending Dutch advice.

10           To be reviewed by counsel in Borrower's jurisdiction.

11           To be amended once negative pledge language relating to security interests is provided.

(i)        any other steps are taken to enforce any Security Interest over all or any part of the assets of the Borrower, provided that no Senior Event of Default shall arise pursuant to this sub-clause 19.1(h)(i) if (A) the proceedings are vexatious and without merit or relate to a disputed sum; (B) the Borrower is otherwise solvent; (C) Senior Agent is satisfied that the Borrower is diligently seeking to discharge such petition; (D) the step does not affect the validity or enforceability of and the Security Interests created pursuant to the Operative Documents; and (E) the action is remedied within 7 days of taking such step; or

(ii)                any attachment, sequestration, distress or execution affects any assets of the Borrower and is not discharged within 14 days; or

(i)                                     Other Jurisdiction:  there occurs in relation to the Borrower any event in any jurisdiction which corresponds with any of those mentioned in paragraphs (e), (f) or (g) above; or

(j)                                     Rights and Remedies:  the Borrower or any other person claiming by or through the Borrower challenges the existence, validity, enforceability or priority of the rights of any Senior Finance Party under the Security Documents; or

(k)                                  Other Default:

(i)        any Junior Event of Default or termination event, however described, occurs under the Junior Loan;

(ii)                any breach by the Subordinated Note Holder of the SNH Covenant; or

(iii)             failure by the Subordinated Note Holder to purchase any additional Subordinated Note in respect of any Special Repayment;

(iv)            any event of default or failure to comply with any payment obligation by the Put Counterparty under any Put Agreement;

(v)               any Servicer Termination Event.12

(l)                                     Security: the Collateral Trustee ceases to hold a first priority perfected security interest in the Collateral (other than the Financed Aircraft) provided that if such failure is not due to an action or omission of the Borrower or the Servicer such failure shall not have been remedied within 30 days after the Borrower receives written notice of same.

Acceleration

19.2         On and at any time after the occurrence of a Senior Event of Default which is continuing the Senior Agent may, and shall if so directed by Majority Lenders, by notice to the Borrower:

(a)                                  cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

12           To be incorporated into Servicing Agreement. Should incorporate breach of Cash Management obligations.

(b)                                 declare that all or part of the Senior Loans, together with accrued interest, and all other amounts accrued or outstanding under the Operative Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)                                  declare that all or part of the Senior Loans be payable on demand, whereupon they shall immediately become payable on demand by the Senior Agent on the instructions of Majority Lenders.

Enforcement of Security

19.3         On and at any time after the occurrence of a Senior Event of Default which is continuing the Controlling Party may direct the Senior Agent or the Collateral Trustee to:

(a)                                  take such steps as the Controlling Party considers necessary or desirable to preserve, protect and enforce the rights of the Senior Finance Parties under the Operative Documents; and/or

(b)                                 take such steps as the Collateral Trustee considers necessary or desirable for the enforcement, protection and preservation of the Security Interests constituted by the Security Documents.

20.          CHANGES TO THE SENIOR LENDERS

Assignments and transfers by the Senior Lenders

20.1         Subject to this clause 20, a Senior Lender (the Existing Senior Lender) may:

(a)                                  assign any of its rights; or

(b)                                 transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Senior Lender).

Conditions of assignment or transfer

20.2   (a)  An assignment will only be effective on:

(i)        receipt by the Senior Agent of written confirmation from a New Senior Lender (in form and substance satisfactory to the Senior Agent) that New Senior Lender will assume the same obligations to the other Senior Finance Parties as it would have been under if it was an Original Lender; and

(ii)                performance by the Senior Agent of all necessary know your customer or other similar checks under all applicable laws and regulations in relation to such assignment to a New Senior Lender, the completion of which the Senior Agent shall promptly notify to an Existing Senior Lender and a New Senior Lender.

(b)                                 A transfer will only be effective if the procedure set out in clause 20.5 is complied with.

(c)                                  If:

(i)        a Senior Lender assigns or transfers any of its rights or obligations under the Operative Documents or changes its Facility Office; and

(ii)                as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to a New Senior Lender or a Senior Lender acting through its new Facility Office under clause 9 or clause 12.6, then a New Senior Lender or a Senior Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as an Existing Senior Lender or a Senior Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

Assignment or transfer fee

20.3         A New Senior Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Senior Agent (for its own account) a fee of US$2,500.

Limitation of responsibility of the Existing Senior Lenders

20.4        (a)   Unless expressly agreed to the contrary, an Existing Senior Lender makes no representation or warranty and assumes no responsibility to a New Senior Lender for:

(i)        the legality, validity, effectiveness, adequacy or enforceability of the Operative Documents or any other documents;

(ii)                the financial condition of the Borrower;

(iii)             the performance and observance by the Borrower of its obligations under the Operative Documents or any other documents; or

(iv)            the accuracy of any statements (whether written or oral) made in or in connection with any Operative Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                                 Each New Senior Lender confirms to an Existing Senior Lender and the other Senior Finance Parties that it:

(i)        has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by an Existing Senior Lender in connection with any Operative Document; and

(ii)                will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Operative Documents or any Commitment is in force.

(c)                                  Nothing in any Operative Document obliges an Existing Senior Lender to:

(i)        accept a re-transfer from a New Senior Lender of any of the rights and obligations assigned or transferred under this clause 20; or

(ii)                support any losses directly or indirectly incurred by a New Senior Lender by reason of the non-performance by the Borrower of its obligations under the Operative Documents or otherwise.

Procedure for transfer

20.5        (a)   Subject to the conditions set out in clause 20.2 a transfer is effected in accordance with sub-clause (c) below when the Senior Agent executes an otherwise duly completed Transfer Certificate delivered to it by an Existing Senior Lender and a New Senior Lender. The Senior Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                                 The Senior Agent shall only be obliged to execute a Transfer Certificate delivered to it by an Existing Senior Lender and a New Senior Lender once it is satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations in relation to the transfer to such New Senior Lender.

(c)                                  On the Transfer Date:

(i)        to the extent that in the Transfer Certificate an Existing Senior Lender seeks to transfer by novation its rights and obligations under the Operative Documents each Obligor and an Existing Senior Lender shall be released from further obligations towards one another under the Operative Documents and their respective rights against one another under the Operative Documents shall be cancelled (being the Discharged Rights and Obligations);

(ii)                each Obligor and New Senior Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Senior Lender have assumed and/or acquired the same in place of the Borrower and the Existing Senior Lender;

(iii)             the Senior Agent, the Senior Arranger, the New Senior Lender and the other Senior Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Senior Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Senior Agent, the Senior Arranger and the Existing Senior Lender shall each be released from further obligations to each other under the Operative Documents;

(iv)            a New Senior Lender shall become a Party as a Senior Lender; and

(v)               the New Senior Lender represents to the Borrower that it is a PMP.

Copy of Transfer Certificate to Borrower

20.6         The Senior Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

Disclosure of information

20.7         Any Senior Lender may disclose to any of its Affiliates and any other person:

(a)                                  to (or through) whom that Senior Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)                                 with (or through) whom that Senior Lender enters into (or may potentially enter into) any sub participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(c)                                  to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower, the AerCap Group and the Operative Documents as that Senior Lender shall consider appropriate if, in relation to sub-clause (a) and (b) above, the person to whom the information is to be given has entered into a confidentiality undertaking acceptable to the Senior Agent.

21.          ROLE OF THE SENIOR ARRANGER AND THE SENIOR AGENT

Appointment of the Senior Agent

21.1        (a)   Each other Senior Finance Party appoints the Senior Agent to act as its agent under and in connection with the Operative Documents.

(b)                                 Each other Senior Finance Party authorises the Senior Agent to exercise the rights, powers, authorities and discretions specifically given to the Senior Agent under or in connection with the Operative Documents together with any other incidental rights, powers, authorities and discretions.

Duties of the Senior Agent

21.2        (a)   The Senior Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Senior Agent for that Party by any other Party.

(b)                                 Except where an Operative Document specifically provides otherwise, the Senior Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                                  If the Senior Agent receives notice from a Party referring to this Agreement, describing a Senior Default and stating that the circumstance described is a Senior Default, it shall promptly notify the Senior Finance Parties.

(d)                                 If the Senior Agent is aware of the non payment of any principal, interest, commitment fee or other fee payable to a Senior Finance Party (other than the Senior Agent or the

Senior Arranger) under this Agreement it shall promptly notify the other Senior Finance Parties.

(e)                                  The Senior Agent’s duties under the Operative Documents are solely mechanical and administrative in nature.

Role of the Senior Arranger

21.3         Except as specifically provided in the Operative Documents, the Senior Arranger has no obligations of any kind to any other Party under or in connection with any Operative Document.

No fiduciary duties

21.4        (a)   Nothing in this Agreement constitutes the Senior Agent or the Senior Arranger as a trustee or fiduciary of any other person.

(b)                                 Neither the Senior Agent nor the Senior Arranger shall be bound to account to any Senior Lender for any sum or the profit element of any sum received by it for its own account.

Rights as a Senior Lender

21.5         If it is also a Senior Lender, each of the Senior Arranger, the Liquidity Facility Provider and the Senior Agent has the same rights and powers under this Agreement as any other Senior Lender and may exercise those rights as though it were not also the Senior Agent or the Senior Arranger.

Rights and discretions of the Senior Agent

21.6        (a)   The Senior Agent may rely on:

(i)        any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                                 The Senior Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Senior Lenders) that:

(i)        no Senior Default has occurred (unless it has actual knowledge of a Senior Default arising under clause 19.1(a) (Non payment)); and

(ii)                any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)                                  The Senior Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                                 The Senior Agent may act in relation to the Operative Documents through its personnel and agents.

(e)                                  The Senior Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                                    Notwithstanding any other provision of any Operative Document to the contrary, neither the Senior Agent nor the Senior Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

Controlling Party’s instructions

21.7        (a)   Unless a contrary indication appears in an Operative Document, the Senior Agent shall:

(i)        exercise any right, power, authority or discretion vested in it as the Senior Agent in accordance with any instructions given to it by the Controlling Party (or, if so instructed by the Controlling Party, refrain from exercising any right, power, authority or discretion vested in it as the Senior Agent); and

(ii)                not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Controlling Party.

(b)                                 Unless a contrary indication appears in an Operative Document, any instructions given by the Controlling Party will be binding on all the Senior Finance Parties.

(c)                                  The Senior Agent may refrain from acting in accordance with the instructions of the Controlling Party (or, if appropriate, the Senior Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                                 In the absence of instructions from the Controlling Party, (or, if appropriate, the Senior Lenders) the Senior Agent may act (or refrain from taking action) as it considers to be in the best interest of the Senior Lenders.

(e)                                  The Senior Agent is not authorised to act on behalf of a Senior Lender (without first obtaining that Senior Lender’s consent) in any legal or arbitration proceedings relating to any Operative Document.

Responsibility for documentation

21.8         Neither the Senior Agent nor the Senior Arranger:

(a)                                  is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Senior Agent, the Senior Arranger, an Obligor or any other person given in or in connection with any Operative Document; or

(b)                                 is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Operative Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Operative Document.

Exclusion of liability

21.9        (a)   Without limiting clause 21.9(b) below, the Senior Agent will not be liable for any action taken by it under or in connection with any Operative Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                                 No Party (other than the Senior Agent) may take any proceedings against any officer, employee or agent of the Senior Agent in respect of any claim it might have against the Senior Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Operative Document and any officer, employee or agent of the Senior Agent may rely on this clause.

(c)                                  The Senior Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Operative Documents to be paid by the Senior Agent if the Senior Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Senior Agent for that purpose.

Senior Lenders’ indemnity to the Senior Agent

21.10       Each Senior Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Senior Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Senior Agent (otherwise than by reason of the Senior Agent’s gross negligence or wilful misconduct) in acting as the Senior Agent under the Operative Documents (unless the Senior Agent has been reimbursed by the Borrower pursuant to an Operative Document).

Resignation of the Senior Agent

21.11          (a)   The Senior Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Senior Finance Parties and the Borrower.

(b)                                            Alternatively the Senior Agent may resign by giving notice to the other Senior Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor the Senior Agent.

(c)                                             If the Majority Lenders have not appointed a successor the Senior Agent in accordance with paragraph (b) within 30 days after notice of resignation was given, the Senior Agent (after consultation with the Borrower) may appoint a successor the Senior Agent.

(d)                                            The retiring the Senior Agent shall, at its own cost, make available to the successor the Senior Agent such documents and records and provide such assistance as the successor the Senior Agent may reasonably request for the purposes of performing its functions as the Senior Agent under the Operative Documents.

(e)                                             The Senior Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                                               Upon the appointment of a successor, the retiring Senior Agent shall be discharged from any further obligation in respect of the Operative Documents but shall remain entitled to the benefit of this clause 21.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                                            After consultation with the Borrower, the Majority Lenders may, by notice to the Senior Agent, require it to resign in accordance with paragraph (b).  In this event, the Senior Agent shall resign in accordance with paragraph (b).

Confidentiality

21.12          (a)   In acting as agent for the Senior Finance Parties, the Senior Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                            If information is received by another division or department of the Senior Agent, it may be treated as confidential to that division or department and the Senior Agent shall not be deemed to have notice of it.

Relationship with the Senior Lenders

21.13          (a)   The Senior Agent may treat each Senior Lender as a Senior Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Senior Lender to the contrary in accordance with the terms of this Agreement.

Credit appraisal by the Senior Lenders

21.14       Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Operative Document, each Senior Lender confirms to the Senior Agent and the Senior Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Operative Document including:

(a)                                  the financial condition, status and nature of the Borrower;

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Operative Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Operative Document;

(c)                                  whether that Senior Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Operative Document, the transactions contemplated by the Operative Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Operative Document; and

(d)                                 the adequacy, accuracy and/or completeness of the any information provided by the Senior Agent, any Party or by any other person under or in connection with any Operative Document, the transactions contemplated by the Operative Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Operative Document.

Reference Banks

21.15       If a Reference Bank (or, if a Reference Bank is not a Senior Lender, the Senior Lender of which it is an Affiliate) ceases to be a Senior Lender, the Senior Agent shall (in consultation with the Borrower) appoint another Senior Lender or an Affiliate of a Senior Lender to replace that Reference Bank.

Senior Agent’s management time

21.16       Any amount payable to the Senior Agent under clause 14.4 (Indemnity to the Senior Agent), clause 16 (Costs and expenses) and clause 21.10 (Senior Lenders’ indemnity to the Senior Agent) shall to the extent a Senior Event of Default has occurred and is continuing or the time or resources expended by the Senior Agent relate to services, matters, actions or events which are, to a material extent, beyond the scope of services which the Senior Agent would reasonably be expected to be remunerated pursuant to the Agency and Collateral Trustee Fee Letter, include the cost of utilising the Senior Agent’s management time or other resources, and will be calculated on the basis of such reasonable daily or hourly rates as the Senior Agent may notify to the Borrower and the Beneficiaries, and is in addition to any fee paid or payable to the Senior Agent under clause 10 (Fees).

Deduction from amounts payable by the Senior Agent

21.17       If any Party owes an amount to the Senior Agent under the Operative Documents the Senior Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Senior Agent would otherwise be obliged to make under the Operative Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Operative Documents that Party shall be regarded as having received any amount so deducted.

Calculation of Values

21.18       Prior to or in respect of any sale of a Financed Aircraft (including any sale of any Financed Aircraft pursuant to a Put Agreement), the Senior Agent shall calculate:

(a)                                  the Further Subsequent Half-Life Appraised Values; and

(b)                                 the Further Adjusted Subsequent Appraised Value,

in respect of those Financed Aircraft remaining following such sale in order to allow the Senior Agent to determine whether the Further Adjusted Appraised Value of such Financed Aircraft after such sale would be above, below or equal to the Further Subsequent Half-Life Appraised Value of such Financed Aircraft.

22.          CONDUCT OF BUSINESS BY THE  SENIOR FINANCE PARTIES

No provision of this Agreement will:

(a)                                  interfere with the right of any Senior Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                 oblige any Senior Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                  oblige any Senior Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

23.          PAYMENT MECHANISMS

Payments to the Senior Agent

23.1       (a)  On each date on which the Borrower or a Senior Lender is required to make a payment under an Operative Document, the Borrower or that Senior Lender shall make the same available to the Senior Agent (unless a contrary indication appears in an Operative Document) for value on the due date at the time and in such funds specified by the Senior Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                 Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Senior Agent specifies.

Distributions by the Senior Agent

23.2         Each payment received by the Senior Agent under the Operative Documents for another Party shall, subject to clause 23.3 (Distributions to the Borrower) and clause 23.4 (Clawback) be made available by the Senior Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Senior Lender, for the account of its Facility Office), to such account as that Party may notify to the Senior Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

Distributions to the Borrower

23.3         The Senior Agent may apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Operative Documents or in or towards purchase of any amount of any currency to be so applied.

Clawback

23.4       (a)  Where a sum is to be paid to the Senior Agent under the Operative Documents for another Party, the Senior Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                                 If the Senior Agent pays an amount to another Party and it proves to be the case that the Senior Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Senior Agent shall on demand refund the same to the Senior Agent together with interest on that amount from the date of payment to the date of receipt by the Senior Agent, calculated by the Senior Agent to reflect its cost of funds.

No set-off by Obligors

23.5         All payments to be made by the Borrower under the Operative Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

Business Days

23.6       (a)  Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

Currency of account

23.7       (a)  Subject to clause 23.7(b) and (c), Dollars is the currency of account and payment for any sum due from the Borrower under any Operative Document.

(b)                                 Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)                                  Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

Change of currency

23.8                (a)    Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)        any reference in the Operative Documents to, and any obligations arising under the Operative Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Senior Agent (after consultation with the Borrower); and

(ii)                any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Senior Agent (acting reasonably).

(b)                                 If a change in any currency of a country occurs, this Agreement will, to the extent the Senior Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

24.          SET-OFF

A Senior Finance Party (other than the Liquidity Facility Provider) may in circumstances where a Senior Event of Default has occurred and is continuing set off any matured obligation due from the Borrower under the Operative Documents (to the extent beneficially owned by that Senior Finance Party) against any obligation (whether or not matured) owed by that Senior Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Senior Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

25.          PARTIAL INVALIDITY

If, at any time, any provision of the Operative Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

26.          REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Senior Finance Party, any right or remedy under the Operative Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

27.          COUNTERPARTS

Each Operative Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Operative Document.

28.          THIRD PARTY RIGHTS

28.1         Unless expressly provided to the contrary in an Operative Document a person who is not a party to an Operative Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act).

28.2         Notwithstanding any term of any Operative Document, the consent of any third party is not required to rescind, vary, amend or terminate an Operative Document at any time.

29.          GOVERNING LAW

This Agreement is governed by, and construed in accordance with, English law.

30.          ENFORCEMENT

Jurisdiction

30.1        (a)  For the benefit of each Senior Finance Party, the Borrower agrees that the courts of England are (subject to sub-clause (c) below) to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement and claims for set-off and counterclaim) (a Dispute) and for such purposes the Borrower irrevocably submits to the jurisdiction of the English courts.

(b)                                 The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                  This clause 30.1 is for the benefit of the Senior Finance Parties only. As a result, no Senior Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction and the Borrower irrevocably submits to the jurisdiction of any such court. To the extent allowed by law, the Senior Finance Parties may take concurrent proceedings in any number of jurisdictions.

(d)                                 A judgment or order in connection with an Operative Document of any court referred to in this clause 30.1 is conclusive and binding on the Borrower and may be enforced against it in the courts of any other jurisdiction.

Service of process

30.2         The Borrower irrevocably consents to service of process or any other documents in connection with proceedings in any court by facsimile transmission, personal service, delivery at any address specified in this Agreement or any other usual address, mail or in any other manner permitted by English law, the law of the place of service or the law of the jurisdiction where proceedings are instituted.

Agent for service of process

30.3         The Borrower shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be:

Name:                     Simmlaw Services Limited

Address:                c/- Simmons & Simmons, City Point, One Ropemaker Street, London EC2Y9SS

Attention:              [_____]

Facsimile:               +44 (0)207 628 2070

Any claim form, judgment or other notice of legal process shall be sufficiently served on the Borrower if delivered to such agent at its address for the time being. The Borrower irrevocably undertakes not to revoke the authority of the above agent and if, for any reason, the Senior Agent so requests, the Borrower shall promptly appoint another such agent with an address in England and advise the Senior Agent. If, following such a request, the Borrower fails to appoint another agent, the Senior Agent shall be entitled to appoint one on behalf of the Borrower at the expense of the Borrower.

31.          LIMITED RECOURSE

Limited Recourse

31.1         Notwithstanding any other provision of this Agreement or the other Operative Documents to the contrary, and except as provided in the remaining provisions of this clause 31.1:

(a)                                  all amounts payable or expressed to be payable to or for the account of the Finance Parties by the Borrower in respect of the Borrower’s obligations under this Agreement and the other Operative Documents shall be payable by the Borrower only from and to the extent of sums paid to or received or recovered by the Borrower (or any person claiming through or on behalf of, or in place of the Borrower, including without limitation the Collateral Trustee as assignee, mortgagee or chargee and any liquidator, receiver, administrator, administrative receiver, trustee or officer of, or creditor of, the Borrower or any of its assets) from or out of the property comprised in the Security Documents (including any proceeds of realisation or enforcement of any of the Security Documents) (the Received Sums);

(b)                                 the Borrower shall not be personally liable for such amounts which are so payable or expressed to be so payable to or for the account of the Finance Parties, except to the extent that the Borrower receives or recovers (and does not have to repay as aforesaid) any of the Received Sums from any person and fails to pay the same to the Finance Parties; and

(c)                                  the Financing Parties agree to look solely to the Received Sums for payments to be made by the Borrower under this Agreement and the other Operative Documents, and shall not otherwise take or pursue any judicial or other steps or proceedings or exercise any other right or remedy that they might otherwise have against the Borrower or any of its assets, except for any proceedings: (i) in connection with enforcement or exercise of the Security Interests; or (ii) to obtain a declaratory or other similar judgment or order as to the obligations of the Borrower expressed to be assumed hereunder or under any other Transaction Document; or (iii) to claim or prove in (but not initiate) any bankruptcy, insolvency, winding-up, liquidation, reorganisation, amalgamation, or dissolution of the Borrower.

Non-Derogation

31.2         The provisions of clause 31.1 shall only limit the personal liability of the Borrower for the discharge of its monetary obligations under the Operative Documents, and shall not limit or restrict in any way the accrual of interest (including default interest) on any unpaid amount (although the limitations as to the personal liability of the Borrower shall apply to such interest) or derogate from or otherwise limit the rights of enforcement, recovery, realisation and application by the Finance Parties under and pursuant to the Security Documents.

Applicable Circumstance

31.3         (a)           The Borrower shall be personally and fully liable for, and shall indemnify each of the Finance Parties against, any Losses incurred by the Finance Parties as a result of the occurrence of any Applicable Circumstance, and each Finance Party shall be at liberty to pursue all of its rights and remedies against the Borrower and all of its assets for any such Loss without restriction in the event of any such circumstance.

(b)           For the purposes of this clause 31.3, Applicable Circumstance means any the following:

                (i)            the fraudulent or wilful misconduct or negligence of the Borrower with respect to the transactions contemplated by, or the performance of any of its obligations under, any of the Operative Documents to which it is a party; or

                (ii)           any representation or warranty or statement as to matters of fact made or given by the Borrower to any Finance Party in any Operative Document to which it is a party being incorrect in any material respect on the date made or given; or

                (iii)          any breach by the Borrower of any of its covenants contained in clause 18.3 (Special Purpose Undertakings) or clause 18.4 (Negative Pledge) or clause 18.13 (Re-leasing).

Full Recourse Obligations

31.4         The limitation on personal liability contained in clause 31.1 shall not apply, and the Senior Lenders may have recourse against the Borrower and all of its assets without any limitation:

(a)                                  in respect of any Losses suffered or incurred by the Senior Lenders as a result of the occurrence of:

(i)        the fraudulent or wilful misconduct or gross negligence of the Borrower with respect to the transaction contemplated by or the performance of any of its obligations under this Agreement or any of the other Operative Documents to which it is a party; or

(ii)                any representation or warranty or statement as to matters of fact made or given by the Borrower to the Senior Lenders in this Agreement or any of the other Operative Documents to which it is a party being incorrect in any material respect on the date made or given or;

(iii)             any breach or non-performance by the Borrower or any of its covenants contained in clause 27 (Amendments and Waivers) and clause 18 (Borrower’s Undertakings);

(b)                                 to the extent that the Borrower receives or recovers any Available Collections or Applicable Proceeds from any person and fails to pay the same to the Senior Lender;

(c)                                  and to the extent that the Senior Lenders are obliged, in connection with the bankruptcy, administration, insolvency, winding-up, liquidation, reorganisation, amalgamation or dissolution of the Borrower or any other person (including without limitation any Lessee), to repay or return any Available Collections or Applicable Proceeds, and the Borrower shall be fully and personally liable for all amounts referred to in the foregoing paragraphs.

IN WITNESS whereof the Parties have signed this Agreement on the date shown at the beginning of this Agreement.

[Signature block to be inserted]

SCHEDULE 2
THE ORIGINAL LENDERS

Name of Original Lender	Commitment

SCHEDULE 3

Part A
Conditions Precedent to Signing

1.             A copy of the constitutional documents of each of the Borrower, the Put Counterparty and [Irish Hold Cos].

2.             A copy of a resolution of the board of directors of each of the Borrower, the Put Counterparty and [Irish Hold Cos]:

(a)                                  approving the terms of, and the transactions contemplated by, the Operative Documents and resolving that it execute the Operative Documents to which it is a party;

(b)                                 authorising a specified person or persons to execute the Operative Documents to which it is a party on its behalf; and

(c)                                  authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices [(including, if relevant, any Utilisation Request)] to be signed and/or despatched by it under or in connection with the Operative Documents to which it is a party.

3.             A specimen of the signature of each person authorised by the resolution referred to in paragraph 2 above.

4.             A certificate of an authorised signatory of each of the Borrower, the Put Counterparty and [Irish Hold Cos] certifying that each copy document relating to it specified in paragraphs 1-3 of this Part A is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

5.             The Certificate as to Lease Summaries in form and substance acceptable to the Senior Agent.

6.             Legal opinion of legal advisers in the jurisdiction of incorporation of the Borrower in form, scope and substance satisfactory to the Senior Agent.

7.             English law legal opinion from Freshfields Bruckhaus Deringer as to the validity and enforceability of the Operative Documents governed by English law.

8.             Dutch law legal opinion from Freshfields Bruckhaus Deringer as to the due execution of the Operative Documents executed by the Borrower and the Subordinated Note Holder.

9.             Irish law legal opinion from A&L Goodbody as to the validity and enforceability of the Operative Documents governed by Irish law and the Operative Documents executed by the [Irish Hold Cos].

10.           Evidence that:

(a)                                  any process agent referred to in clause 30.3 (Agent for service of process) has accepted its appointment by the Borrower; and

(b)                                 any process agent referred to in any Operative Document listed in paragraph 16 of this Part A has accepted its appointment.

11.           Written confirmation from the Borrower that:

(a)                                  the representations and warranties of the Borrower made pursuant to clause 17 are correct as at the date of this Agreement; and

(b)                                 no event or circumstance has occurred since 4 July 2006 which constitutes a Material Adverse Event.

12.           A copy of any other authorisation or other document, opinion or assurance which Senior Lender reasonably considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Operative Document or for the validity and enforceability of any Operative Document.

13.           A due diligence report prepared by a third party in form scope and substance satisfactory to the Senior Agent regarding principal lease arrangements, technical inspections, maintenance and appraisals relating to the Eligible Aircraft and the Leases.

14.           Desktop half-life CMV appraisals and CMV appraisals adjusted for the maintenance status of the Eligible Aircraft prepared by Airclaims Limited as of the Closing Date.

15.           Completion by a Senior Lender of all relevant due diligence and “know your customer” requirements (including, without limitation, compliance with money laundering and anti-terrorism information requirements).

16.           An original of the following Operative Documents, duly executed by all parties thereto:

(a)                                  this Agreement;

(b)                                 the Junior Loan Agreement;

(c)                                  the Subordinated Note Agreement;

(d)                                 the DPP;

(e)                                  the Liquidity Facility;

(f)                                    the Fee Letters;

(g)                                 the Servicing Agreement;

(h)                                 the Put Agreement;

(i)                                     the Irish Share Charges;

(j)                                     the Dutch Share Pledge;

(k)                                  the Initial Cap Agreement; and

(l)                                     the Account Charges.

17.           Evidence that a monthly direct debit in respect of the entire credit balance of the Daily Collections Account has been created to transfer such amounts automatically into the Collections Account.

18.           Evidence that all filings, registrations, recordings and other actions have been or will be taken which are necessary or advisable to ensure the validity, effectiveness and enforceability of the any Operative Documents referred to in paragraph 16 of this Part A.

19.           Such other documents and financial information as the Senior Agent may reasonably request in order to consummate or give effect to the transactions contemplated by this Agreement and the Operative Documents.13

Part B
Conditions Precedent to Aircraft Delivery

1.             In respect of the Closing Date, receipt by the Borrower of the Initial Gross Subordinated Note Amount from the proceeds of the issuance of the Initial Subordinated Loan Note by the Borrower.

2.             In respect of each Delivery Date other than the Closing Date, receipt by the Borrower of the Additional Gross Subordinated Note Amount from the proceeds of the issuance of the Additional Subordinated Loan Note

3.             The Subordinated Note Purchaser and the Collateral Trustee shall have entered into the relevant supplement to the Put Agreement in relation to the relevant Financed Aircraft.

4.             Aircraft Sale Agreement and Novation Agreement containing the Core Lease Provisions relating to the relevant Financed Aircraft executed by the Seller and the Borrower.

5.             Legal opinion of legal advisers in the jurisdiction of incorporation of the Lessee of the relevant Financed Aircraft in respect of the Aircraft Sale Agreement and Novation Agreement, addressed to the Senior Agent.

6.             Perfection and / or registration as applicable of all Security Interests in respect of the relevant Financed Aircraft.

7.             Legal opinion of advisers in the relevant jurisdictions as to the validity and perfection of Security Interests taken in respect of the relevant Financed Aircraft.

8.             If the relevant Financed Aircraft is to be leased by a Permitted Lessor, a the Permitted Lessor Security Assignment in respect of the relevant Financed Aircraft.

9.             Payment in full of all fees, legal fees and expenses due and payable under this Agreement and the Operative Documents.

13          If and when any further documents are required, the AerCap will be notified.

SCHEDULE 4

UTILISATION REQUEST

From:      [Borrower]

To:          [Senior Agent]

Dated:

Dear Sirs

Senior Loan Facility Agreement dated [       ] 2006 (the Agreement)

1.             We refer to the Agreement.  This is a Utilisation Request.  Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.             We wish to borrow a Senior Allocated Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the Available Senior Facility Commitment

Eligible Aircraft:	[MSN/other identifying reference]

Purchase Price:	[ ][14]

3.             The proceeds of this Senior Allocated Loan should be credited to: [•].

4.             This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for
[Borrower]

14                     To satisfy the 90% test.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATES

To:          [             ] as Senior Agent

From:                  [Existing Senior Lender] (the Existing Senior Lender) and [New Senior Lender] (the New Senior Lender)

Dated:

Senior Loan Facility Agreement dated [          ] (the Agreement)

1.             We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.             We refer to clause 20.5 (Procedure for transfer):

(a)                                  The Existing Senior Lender and the New Senior Lender agree to the Existing Senior Lender transferring to the New Senior Lender by novation all or part of the Existing Senior Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with clause 20.5 (Procedure for transfer).

(b)                                 The proposed Transfer Date is [         ].

(c)                                  The Facility Office and address, fax number and attention details for notices of the New Senior Lender for the purposes of clause [•] (Addresses) of the Senior Facility Agreement and clause [•] of the DPP are set out in the Schedule.

3.             The New Senior Lender expressly acknowledges the limitations on the Existing Senior Lender’s obligations set out in paragraph (c) of clause 20.4 (Limitation of responsibility of Existing Senior Lenders).

4.             The New Senior Lender confirms to the Borrower that it is a PMP.

5.             This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.             This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Senior Lender]	[New Senior Lender]
By:	By:

This Transfer Certificate is accepted by the Senior Agent and the Transfer Date is confirmed as [       ].

[Senior Agent]

By:

SCHEDULE 6

TIMETABLES

Delivery of a duly completed Utilisation Request (clause [•])
The Senior Agent notifies the Lenders of the Loan in accordance with clause [•]
LIBOR is fixed	Quotation Day as of 11:00 a.m. London time

SCHEDULE 7

REPRESENTATIONS AND WARRANTIES

Representations and Warranties

1.             The Borrower represents and warrants to each Senior Finance Party as follows:

(a)                                  Status:  the Borrower and each Borrower Party is a limited company duly incorporated and validly existing under the laws of the State of Incorporation and has the corporate power to own its assets and carry on its business as it is being conducted;

(b)                                 Power and authority:  the Borrower and each Borrower Party has the corporate power to enter into and perform, and has taken all necessary corporate action to authorise the entry into, performance and delivery of the Operative Documents to which it is a party and the transactions contemplated by the Operative Documents;

(c)                                  Legal validity:  this Agreement has been duly authorised, executed and delivered by the Borrower, and this Agreement does, and the other Borrower’s Documents when executed and delivered by the Borrower will, constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except in so far as enforceability may be limited by and subject to qualifications in the legal opinions provided theron;

(d)                                 Non-conflict:  the entry into and performance by the Borrower and each Borrower Party of, and the transactions contemplated by, the Operative Documents do not and will not:  (i) conflict with any laws binding on the Borrower or any Borrower Party; or (ii) conflict with the constitutional documents of the Borrower or any Borrower Party; or (iii) conflict with or result in default under any document which is binding upon the Borrower or any Borrower Party or any of its or their assets nor result in the creation of any Security Interests over any of its or their assets except as expressly permitted pursuant to the Operative Documents;

(e)                                  Authorisation:  all authorisations, consents, registrations and notifications required by the Borrower and each Borrower Party in connection with the entry into, performance, validity and enforceability of, the Operative Documents to which it is a party and the transactions contemplated by the Operative Documents, have been (or will on or before each Utilisation Date have been) obtained or effected (as appropriate) and are (or will on their being obtained or effected be) in full force and effect;

(f)                                    No Immunity:  the Borrower and each Borrower Party is subject to civil commercial law with respect to its obligations under each of the Operative Documents to which it is a party, neither any Borrower Party nor any of their assets is entitled to any right of immunity and the entry into and performance of the Operative Documents to which they are party constitute private and commercial acts;

(g)                                 Registrations:  except for the filing the Security Documents with the UK companies’ registry and any other filings as may be noted in the legal opinions to be provided pursuant to Schedule 3 Part A, it is not necessary or advisable under the laws of the State of Incorporation, the State of Registration or the Habitual Base (if applicable) in order to ensure the validity, effectiveness and enforceability of this Agreement or the other Operative Documents or to establish, perfect or protect the rights and interests of the Senior Finance Parties in the Financed Aircraft that this Agreement, any other Operative Document or any instrument relating thereto be filed, registered or recorded or that any other action be taken;

(h)                                 Pari Passu:  the obligations of each Borrower Party under the Operative Documents to which it is a party rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of the relevant Borrower Party, with the exception of such obligations as are mandatorily preferred by law and not by virtue of any contract;

(i)                                     Material Adverse Change:  there has been no material adverse change since [__________] in the business or financial condition of the Borrower or any Borrower Party;

(j)                                     No Litigation:  no litigation, arbitration or administrative proceedings are pending or, to the Borrower’s knowledge, threatened against the Borrower which, if adversely determined, would have a material adverse effect upon the Borrower’s financial condition or business or its ability to perform its obligations under this Agreement;

(k)                                  No Senior Default:  no Senior Default has occurred and is continuing or might result from the entry into or performance of this Agreement by the Borrower; and no other event has occurred and is continuing which constitutes (or with the lapse of time or the making of a determination would constitute) a material default under any document which is binding on the Borrower or the Borrower Party or any assets of the Borrower or any Borrower Party;

(l)                                     Full Disclosure:  each of the Borrower Documents and any other document, certificate or statement furnished in writing to any Senior Finance Party by or on behalf of the Borrower or any other Borrower Party in connection with the transactions contemplated hereby or thereby (including, without limitation, financial information) does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading; all forecasts and opinions of the Borrower contained therein were honestly made on reasonable grounds after due and careful inquiry by the Borrower; and there is no fact or circumstance which has not been disclosed by the Borrower to the Senior Agent in writing on or before the date of this Agreement and which (in any of the above cases) materially adversely affects or will materially adversely affect the ability of the Borrower to carry on its business or to perform its obligations under any of the Borrower Documents;

(m)                               Title to Financed Aircraft: the Borrower is or will be on the Utilisation Date in respect of the relevant Financed Aircraft, sole legal and beneficial owner of the Aircraft (except only to the extent permitted pursuant to a Trust Structure expressly permitted by the Operative Documents); and

(n)                                 Borrower regulatory compliance:

(i)        to the extent that the Borrower qualifies as a credit institution (kredietinstelling) under the WTK, the Borrower is in compliance with the applicable provisions of the WTK and any implementing regulation, including the Exemption Regulation.

(ii)                the Borrower has verified the status of each Senior Lender under this Agreement as a PMP under the Exemption Regulation.

Repetition

The representations and warranties of the Borrower pursuant to paragraph 1 of this Schedule 7 are made on the date of this Agreement in each case by reference to the facts and circumstances then existing. The representations and warranties of the Borrower pursuant to paragraph 1 of this Schedule 7 shall survive the execution of this Agreement and each Utilisation Date.  Each of the representations and warranties contained in paragraph 1 of this Schedule 7 (other than those contained in paragraphs (g), (i), (k) and (l)) shall be deemed to be repeated by the Borrower on each Utilisation Date by reference to the facts and circumstances then existing and in the case of the representation and warranty contained in paragraph 1(n)(ii) shall also be deemed repeated on the date on which a person becomes a New Senior Lender in accordance with Clause [20] (Changes to the Senior Lenders) (if it is a requirement at that time that a Senior Lender be a PMP).

SCHEDULE 8

ELIGIBLE AIRCRAFT

SCHEDULE 9

SENIOR ALLOCATED LOANS

SCHEDULE 10

APPLICABLE PERCENTAGES

SCHEDULE 11

FORM OF SENIOR LOAN SUPPLEMENT

SCHEDULE 12

CORE LEASE PROVISIONS

SCHEDULE 13

ASSUMPTIONS

SCHEDULE 14

LTV FORECASTS